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                                  EXHIBIT 12.1

              SIMONDS INDUSTRIES INC. AND CONSOLIDATED SUBSIDIARIES

     STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (Amount in thousands, except ratios)

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

                                               ----------------------------   --------------------------------------------------
                                                         Predecessor                                 Company
                                               ----------------------------   --------------------------------------------------
                                                                                                                  Six Months
                                                   Year Ended      5 Months   7 Months       Year Ended             Ended
                                               ----------------     Ended       Ended     -----------------    -----------------
                                                1993      1994     5/26/95    12/30/95     1996       1997     6/28/97   6/27/98
                                               ------    ------    --------   --------    ------     ------    -------   -------
Earnings:
  Pre-tax income from continuing
    operations                                 5,625      8,528     (3,602)     4,731      7,054      8,752     4,619     5,755
  Add fixed charges:
    Interest on indebtedness                   1,978      1,623        650      2,880      4,399      4,963     2,394     2,477
    Portion of rents representative
      of the interest factor                     224        204         92        113        203        213       107       131
                                               -----     ------     ------      -----     ------     ------     -----     -----
Income as adjusted                             7,827     10,355     (2,860)     7,724     11,656     13,928     7,120     8,363

Fixed charges:
  Interest on indebtedness                     1,978      1,623        650      2,880      4,399      4,963     2,394     2,477
  Capitalized interest
  Portion of rents representative
    of the interest factor                       224        204         92        113        203        213       107       131
                                               -----     ------     ------      -----     ------     ------     -----     -----
  Total Fixed Charges                          2,202      1,827        742      2,993      4,602      5,176     2,501     2,608


Ratio of earnings to fixed charges               3.6        5.7                   2.6        2.5        2.7       2.8       3.2
                                               =====     ======     ======      =====     ======     ======     =====     =====
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